EXHIBIT 99.2

To 8-K dated October 18, 2005

Seacoast Banking Corporation of Florida

October 19, 2005

10:00 a.m. ET

OPERATOR:  Good morning, ladies and gentlemen.  My name is India and I will be your conference facilitator today.  At this time, I’d like to welcome everyone to this Seacoast Banking Corporation of Florida third quarter earnings conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, please press star and the number one on your telephone keypad.  If you would like to withdraw your question at any time, please press the pound key.  It is now my pleasure to turn the floor over to your host, Mr. Dennis Hudson.  Sir, the floor is yours.

DENNIS HUDSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER, SEACOAST BANKING CORPORATION OF FLORIDA:  Thank you very much and welcome to Seacoast’s third quarter earnings conference call.  Before I begin, I’d like to direct everyone’s attention to our statement contained at the end of the press release regarding forward statements.  During this call we are going to be talking about a number of issues that constitute forward-looking statements and, accordingly, our comments are intended to be covered within the meaning of Section 27-A of the Securities and Exchange Act.  We’d also posted a few slides on our website that we are going to be referring to in our comments.  I would encourage you to visit www.seacoastbanking.net and click on presentations at the bottom of the investor relations listing to view the slides as we continue with our comments.  With me today is Bill Hahl, our Chief Financial Officer as well as Doug Gilbert, Vice Chairman and Chief Credit Officer.  All of us will be available to answer any questions you might have following our prepared remarks.

This quarter we are again recording earnings on a cash operating basis which excludes non-cash amortization expense and profit and losses on our interest rate swaps in the prior period.  These non-cash swap adjustments have not impacted the quarter and will not impact us going forward, but have affected prior quarters.  We’re discussing our performance in this manner to better demonstrate our operating trends.  Most of our comments will therefore be based on this non-GAAP measure of operating performance.  You should refer to our press release for a reconciliation of these non-GAAP measures.

Our performance this quarter was, again, very strong.  Earnings reached a record $5.7 million or earnings per diluted share of thirty-three cents.  These results produced a cash return on assets of 1.14 percent and a cash return on equity of over 19 percent.  Business activity in all of our markets remains strong.  Our expansion into larger metro markets over the past few years has proven to be helpful to margin expansion, while our dominate presence in our fast-growing Treasure Coast market continues to drive profitable improvements as we further build our unique relationship strategy across a branch infrastructure on the Treasure Coast that is largely complete.

We have also become recognized as a third alternative in banking.  As the SuperCommunity Bank, we offer our customers the benefits of relationship-focused community banks with a larger capacity and the professional talent typically found in larger companies – truly the best of both worlds.  Our most recent annual report was titled “Internal Strength Drives Profit”.  We chose this title because it describes the potential that we are beginning to unleash as we leverage the talent of our people and consistently and persistently build upon our culture of taking personal responsibility.

Unleashing this strength into the very best growth markets in the state of Florida is what we believe will drive our profit growth in the coming years.  Many banks this quarter are starting to experience initial indications of margin compression.  Some companies in Florida have seen their loan-to-deposit ratios grow to over 100 percent and are now feeling this – the affects of a relatively flat yield curve.  And others have suggested the deposit growth is expected to slow as they struggle to control their funding costs in the future.  The actions taken by Seacoast over the past few years — actions to reduce our exposure to long-term fixed-rate assets including residential loans when rates where low and to carefully build our exposure to shorter term higher-yielding commercial relationships and our relentless focus on building our business around a relationship-focused strategy — has significantly improved our ability to perform in the environment that we now find ourselves in.

Our work over the last few years has done three things for us.  First, it has improved upon our already impressive deposit funding as we have seen continued growth in low-cost, core funding.  Second, it has enhanced our asset sensitivity in a period of increasing short-term interest rates; and third, we are now better positioned to compete for fixed-rate business in the future should we see the yield curve begin to steepen.

I would invite all of you now to pull up the slides that we have posted on our website, seacoastbanking.net.  We have presented a number of slides to better depict some of the recent growth trends impacting our business.  You will find them under presentations at the bottom of the list under investor relations.

Bill is now going to review a few of the highlights for the quarter and following his comments and a few closing remarks from me, we will all be glad to answer a few questions.  Bill?

BILL HAHL, CHIEF FINANCIAL OFFICER, SEACOAST BANKING CORPORATION OF FLORIDA:  Thanks, Denny.  Good morning.  The company produced record total revenues for the quarter and for the first nine months with the third quarter net interest income increasing $1.2 million or 6.6 percent over the second quarter.  Total cash operating earnings on a sequential basis were up $226,000 or approximately four percent over the second quarter or 16 percent annualized.  These results were driven by improved average earning assets which totaled $1.9 billion at September 30th, up $55 million over the second quarter.  More importantly, average loans were up $83 million, achieving a better mix of earning assets and should positively impact net interest income on a going-forward basis.

Noninterest income for the quarter, over the prior year’s quarter, was up 9.3 percent, and all lines of businesses (mortgage banking, Seacoast Marine, and investment management) were all up nicely for the quarter and were consistent with our expectations.

Moving to the second slide that we have posted today…is our overhead ratio.  Noninterest expenses grew by 5.2 percent compared to the second quarter.  A portion of the growth in the expenses was related to the Century acquisition and its full first-time, full-quarter inclusion.  But, in addition, we had higher earnings performance for the quarter and year-to-date and that has required additional accruals for incentives and employee profit-sharing plans.  These added an additional $300,000 to the third quarter overhead for salaries and wages, and another $200,000 related to the profit-sharing was added to employee benefits.  But because of the good revenue growth that I talked about earlier, the overhead ratio remained unchanged compared to the second quarter and also is in line with our prior guidance.

Our next slide shows our organic loan growth which remains strong at 29 percent for the third quarter.  This is slightly down from the second quarter’s 31 percent and down from 32 percent in the first quarter.  That also excludes the $107 million worth of loans acquired with Century.  This is a very important metric that will be driving our interest income growth going forward.  As Denny mentioned, many institutions have loan-to-deposit ratios approaching or exceeding 100 percent.  We finished the quarter with a 68 percent loan-to-deposit ratio.  We were doing quite well increasing the loan-to-deposit ratio up until the Century acquisition – and I just remind everyone that Century had about a 33 percent loan-to-deposit ratio.  So we went backwards in the second quarter, but began expanding the loan-to-deposit ratio again, and we expect that to continue to improve on a going-forward basis.

The next slide shows the importance of the commercial loan originations that Denny spoke of.  It’s a very important component of the loan growth.  In particular, it’s important that we continue to have strong originations because many of our commercial development projects that our customers are wrapping up will be paying off.  So it’s important that if we’re going to continue to have strong loan growth that we have strong originations, and through the third quarter you can see that we actually improved slightly over the second quarter at nearly $125 million.

Denny mentioned our third alternative to banking and our relationship banking strategy.  That’s been very helpful in our overall deposit growth, which is up nearly 25 percent over the past 12 months excluding the acquisition of Century deposits. And really, it involves four components.  It’s our growing markets.  As Denny mentioned, our relationship banking strategy is very effective in our legacy markets.  We also have expanded into Palm Beach County and Brevard County and those have been very successful.  Last year we had a couple of hurricanes that impacted our area and that also improved our deposit growth. And then the final component is basically the commercial loan growth that we have experienced in all of our markets, adding new business relationships to that overall growth.  So there have been several factors that have had a very dramatic impact on our deposit growth over the last 12 months.

Denny mentioned our favorable deposit mix and we are maintaining that and improving it on the slide for “deposit mix”.  Our noninterest bearing demand deposits now consists of 26 percent of total deposits.  Again, this is a result of our relationship strategy.  We already had a very favorable deposit mix prior to the Century acquisition, but they (Century) had an extraordinarily favorable deposit mix with over 30 percent in the demand category.

Our next slide shows our cost of deposits and how this relationship banking strategy really works, particularly in our markets, and allows us to attract low cost funds.  You can see, in comparison to the Fed Funds’ rate increasing 275 basis points over the past two years, the company’s cost of deposit has only increased 28 basis points; and over the last 12 months, where the Fed has increased rates 200 basis points, the cost of deposits (for the company) has increased only 30 basis points.  We know we are not immune to Fed increases and believe that going forward that we are going to experience higher costs for deposits, but because of our relationship banking strategy, we believe that we can continue to attract and maintain really good core deposit relationships with our customers and we won’t see the kind of rate increases going forward that others may experience.

Our next slide is our average earning asset growth over the last six quarters which has been at 47 percent.  An increasing component of earning assets has been average loans, which now represents 62 percent of earning assets, up from 60 percent at year-end 2004.  I will remind everyone that, again, this includes our Century acquisition where the acquired loan component was only 30 percent of earning assets.  So we have made a remarkable increase here in the component of average loans and we should see that continue to increase going forward.  Again, this is a very important metric that we’ve been working on over the last several years to improve our net interest income and our net interest margin.

Moving to the next slide, another very dramatic change in the structure of our balance sheet in terms of earning assets is the component of prime-based loans moving from about $181 million at year-end 2004 up to $390 million at the third quarter.  As a result, about one-third of all loans are now floating rate.

The next slide shows that combining our floating rate loans with our other floating rate assets, investments and overnight funds, we now have 31 percent of earning assets as of September 2005 in floating rates, versus only 12 percent at December 31, 2004.  And certainly we can all speculate and talk about what we think is going to happen with interest rates going forward, but we believe it is pretty likely that we are going to see some more Fed increases even before the year closes out—which leads us to our last slide to talk about our net interest margin and net interest income.

We talked about the key metric of improving earning assets – average earning assets being up 47 percent over the last six quarters.  The fact that our margin is improving, and has been steadily improving and has really improved quite nicely in the third quarter from the second quarter (up 10 basis points), we believe that this really sets up net interest income to grow and drive our earnings performance over the next several quarters.  With that, I’ll turn it back to Denny for some final comments.

DENNIS HUDSON:  Thank you, Bill.  As you heard, this was, again, a very big quarter for Seacoast.  We’re pleased with our results and we are very pleased to see that some of the impacts of the work we had done over the last several years is beginning to help our earnings growth going forward.

I would like to remind you, too, that concentrating our resources exclusively in Florida’s top growth and best wealth markets continues to uniquely position us to benefit in the coming years for the impact of aging baby boomers who will continue to move to Florida in record numbers.  We have focused our remarks for the last few quarters on our de novo entry into new markets and we’ve been saying for a number of years that our strong and dominant position in the Treasure Coast market would also position us for growth as these markets are increasingly discovered—and we’re beginning to see that, as population growth rates continue to drive business growth in these markets.  With over $370 million in market capitalization and a strong and growing trading volume, trading at a discount actually to many of our Florida peers, we believe Seacoast continues to represent solid value over the long run and our positioning, as you just heard, should help us in the current environment.  These prospects, taken with our current dividend yield of over 2.7 percent, continue to make us a solid investment, as I said last quarter, for both growth and value investors alike.

This concludes our prepared remarks.  We would be pleased now to take a few questions.

OPERATOR:  At this time, I would like to remind everyone if you would like to ask a question, please press star and the number one on your telephone keypad at this time.  Again, that’s star and then one on your telephone keypad to ask a question.  If you would like to remove yourself from the queue, please press the pound key.  Our first question is coming from Gary Tenner of SunTrust Robinson Humphrey.  Please go ahead.  Your line is live.

GARY TENNER, SUNTRUST ROBINSON HUMPHREY:  Thanks, folks.  Good morning.

DENNIS HUDSON:  Morning.

DOUG GILBERT:  Morning.

GARY TENNER:  I wondered if you could talk about your deposit growth on a sequential basis as a driver of your overall earning asset growth, and specifically a sequential decline in demand deposits.  I wonder if you could talk about any sense of where that’s coming from – whether it be the legacy markets of Seacoast Bank versus the Century acquisition.

DENNIS HUDSON:  No, it’s something, I would say, that we anticipated.  This is our weakest quarter for DDA growth – the summer – and we have typically seen, all things being equal, a decline in DDA balances this quarter through the summer months.  We could also be seeing some declines related to some of the funds that we received a year ago after the twin hurricanes hit our market.  We’re not seeing that in Orlando.  It is coming out of our core markets, Gary.  Did you have any other comments, Bill?

BILL HAHL:  No.  I think that covers it.

GARY TENNER:  Okay.  And then a follow-up question on the marine finance business: how were the results this quarter versus expectations?  They were a little bit above a year ago and down versus the second quarter.  Just comments on that in general.

DENNIS HUDSON:  We were pleased with the results. Actually, Gary, this is sequentially one of the lower quarters in terms of activity –so we were pleased with the results.  And, I guess, in terms of prospects, Doug, we continue to feel pretty good?

DOUG GILBERT:  Yes.  We feel very good about it.  As you may be aware, we have two big boat shows coming up.  At the end of this month, we have the Fort Lauderdale boat show, and then in January we have the Miami boat show.  And, generally speaking, we get either applications or leads from applications that carry us through the first and second quarters of the following year after these boat shows—so they’re a big boost to business.

DENNIS HUDSON:  And I know we have a lot of questions about the impact of oil prices in this business, and while it certainly doesn’t help, I don’t know that we have great concern over it having a dramatic impact on volumes.

DOUG GILBERT:  Generally speaking, the cheapest part of owning a yacht is the fuel that you put in it.  Also, generally speaking, the people who buy these high-end luxury yachts are less affected by the economy.  Whether it is oil prices or any other dip or rise in the economy, they are less affected.  That doesn’t mean there’s no effect, but they are generally less affected.

GARY TENNER:  Hey, guys, great quarter and good luck with the hurricane coming up.

DENNIS HUDSON:  Yes.  Thank you.

BILL HAHL:  Thank you.

DOUG GILBERT:  Thank you.

OPERATOR:  Our next question is coming from Brett Villaume of Fig Partners.  Please go ahead.

BRETT VILLAUME, FIG PARTNERS:  Good morning, gentlemen.

DENNIS HUDSON:  Morning

DOUG GILBERT:  Morning.

BRETT VILLAUME:  Hi.  I wanted to ask you more about fee income.  If you back out the soft gain and just compare quarter-over-quarter – even with higher service charges, significantly higher, it looks like – it looks like it was down just slightly.  What other areas had less income coming in, and do you know the reason?

DENNIS HUDSON:  Well, Brett, I assume you’re talking about our sequential core fee income growth.

BRETT VILLAUME:  Yes.

DENNIS HUDSON:  It was down about $300,000 from the second quarter when compared to prior quarter.  If you look at the numbers, it was down $100,000 in mortgage banking and $100,000 in marine fees, and brokerage fees were down about $70,000.  Now those were the major factors affecting it on the negative end, and I would assign the blame primarily to the fact that this is our weakest quarter—the summer months in Florida.  You heard the explanation for marine fees.  The same seasonal impact has, typically, negatively impacted our brokerage fees, which it did this quarter slightly.  The numbers aren’t huge but they’re there.  And, finally, in the mortgage banking area, as you know, we are in a little less certain rate environment, and more of our volume has been in adjustable rate product in that area which has, to some degree, negatively impacted those fees.  But I think it was a very acceptable and respectable month.  I would point out that on a year-over-year basis many of those numbers are up, so I don’t assign any real trend to that.  Do you, Bill?

BILL HAHL:  No.  I think it is typical seasonality for our businesses, and that’s why I think the year-over-year comparison is probably more indicative of what the run-rate is, so to speak, as opposed to a sequential basis.

BRETT VILLAUME:  OK.  Well, that was pretty much my only question.  Thank you.

DENNIS HUDSON:  Thank you.

BILL HAHL:  Thank you.

OPERATOR:  The next question is coming from Wadad Cortas of Sidoti & Company.

WADAD CORTAS, SIDOTI & COMPANY:  Good morning.

DENNIS HUDSON:  Morning.

BILL HAHL:  Morning.

WADAD CORTAS:  Just one more follow-up on the noninterest income lines of business.  Could you talk about your expectations for the brokerage business in the fourth quarter; and also, is the fourth quarter typically your strongest quarter for the marine business?

DENNIS HUDSON:  Generally the first quarter is.

WADAD CORTAS:  OK.

DOUG GILBERT:  Our strongest quarter is the first quarter, but the fourth quarter is generally a good quarter.

DENNIS HUDSON:  Yes.  And I would say the third quarter is generally, all things being equal, the weakest quarter.

DENNIS HUDSON:  Now we would anticipate seeing some improvement – speculative statement there – but some improvement in all of those areas.  I would say with brokerage commissions, generally speaking, we see our customers roll back into town in the fourth quarter from the northern markets, so we do see improvement in brokerage fees.  But as you know, that’s subject to all kinds of issues — most importantly, what the markets look like.

WADAD CORTAS:  OK.  Thank you.

DENNIS HUDSON:  Thank you.

OPERATOR:  Our next question is coming from Thomas Wasserman of Wasserman & Associates.  Please go ahead.

THOMAS WASERMAN, WASERMAN & ASSOCIATES:  Hi, guys.

DENNIS HUDSON:  Morning.

BILL HAHL:  Morning.

THOMAS WASERMAN:  Could you elaborate a little bit on your comment that you felt that you were trading at a discount to your peers?

DENNIS HUDSON:  Well, there are a number of other Florida banks and thrifts that, if you look at our current run rate and the estimates on us, you will find we have made some remarkable progress in the last couple of quarters – and we just described to you what we think is driving that progress.  I think if you compare that with some of the current thinking about some of our Florida peers, in terms of where they are headed in terms of earnings growth, you will actually find we are trading at a nice multiple.  It’s a multiple that is a discount to other similar banks in Florida, but I’m sure you could also find comparisons that would suggest otherwise.

THOMAS WASERMAN:  Thanks a lot.

DENNIS HUDSON:  Sure.

OPERATOR:  The next question is coming from Peyton Green of FTN Midwest.  Please go ahead.

PEYTON GREEN, FTN Midwest:  Hi.  Good morning.

DENNIS HUDSON:  Morning.

DOUG GILBERT:  Morning.

PEYTON GREEN:  Denny, a couple of questions for you.  As you look at the bank today versus how it was three or four years ago, and you think about the growth prospects that faced you then and face you now going forward over the next two or three years, how do you feel about the capacity of the company to sustain 15 to 20 percent balance sheet growth going forward?  And then, also, how does the market feel different – the underlying economy in the market versus where it was a year or two ago.  Thanks.

DENNIS HUDSON:  Well, Peyton, with regard to sustaining 15 to 20 percent balance sheet growth indefinitely into the future, that’s probably not going to happen.  We’ve sustained very strong growth for the last couple of years, particularly in the loan area which has been, clearly, very, very high.  But I would remind everyone that a year and a half ago or so we were reporting negative growth in loans, and that negative growth was driven by our decision to downplay our residential lending as we have discussed for quarter after quarter now.  So the comparisons are a little bit unusual.  I would also point out that we had an acquisition last quarter that substantially boosted earning asset growth.  And going forward as Bill said earlier, we expect that the liquation which is occurring in parts of our loan portfolio and the commercial portfolio, in part due to the very positive business environment that many of our commercial customers find themselves in, will continue.  They are running ahead of schedule on projects, for example, and we are seeing payoffs occur at maybe a little faster rate than we would have liked.  So even if we continue to sustain the current business volume over the next year, we are going to see loan growth, we think, begin to moderate a little bit — but it’s still going to be in the 15 plus percent range.  That’s a function, I think, of what’s going on in the market here and our expansion in the market and the opportunity that that gives us.  And I would say that we feel very confident in our ability to continue to manage that growth going forward.  I’m not sure, but I guess it’s a little misleading to look back at the last 12 months because the numbers are going to come down a little bit – but they’re still going to be extremely strong.

PEYTON GREEN:  So 15 percent loan growth is still a comfortable level for the next year based on what you see today?

DENNIS HUDSON:  We think so, yes.

PEYTON GREEN:  OK.

DENNIS HUDSON:  We think so.

With regard to the market — you asked how we see the market – I think I already answered that.  It’s very strong.  Doug, do you have any comments on the market?

DOUG GILBERT:  Well, it doesn’t sound nice to say, but the hurricanes were a positive for our market.  The two hurricanes that we had direct hits from have caused a flurry of remodeling and rebuilding among many of our longtime customers, which we have been able to take advantage of – as they go through rebuilding condo units and so on.  With the continued migration of people into Florida, especially our part of Florida, it seems like there is an ever-increasing demand for housing, so that is still very strong in our markets.

PEYTON GREEN:  OK.  And then just from a loan to earning asset mix perspective, Denny, what would be kind of a two or three year goal that you all would like to see that number get up to or you would be willing to let it drift up to? Loans to earning assets?

DENNIS HUDSON:  As Bill said, that number is around 60 percent I believe now, or a little over 60 percent, and we’d like to kind of get it up to a more competitive number that you would see with other commercial banks, which is what, Bill?

BILL HAHL:  In the 80s.

DENNIS HUDSON: … 80s and we think we can do that.

PEYTON GREEN:  OK.  But 80 is still a reasonable level that you all would be comfortable with?

BILL HAHL:  Yes.

PEYTON GREEN:  OK.  And then in terms of Orlando, I mean, what do you think now that you have had Century for a quarter?  Are you more optimistic about the possibility of introducing more of a lending character there?  And then also how is the deposit generation going over there?

DENNIS HUDSON:  Well, to tell you truth, they are on such a run right now in terms of picking up new relationships in the market – with the limited but professional and highly capable people that are there with that company – that if they just keep doing what they are doing, they are going to build a lot of earnings growth over the next couple of years.  They have – since we’ve been together – begun to expand upon their lending opportunities, but I wouldn’t call it remarkable.  And the reason we’re not at all concerned about that is because they continue to grow the deposit franchise at a rate similar to that which was occurring prior to the acquisition and combination of the two companies.  So they’re doing a great job, they’re continuing to do what they are really good at, and we will, over the next several years, have all kinds of opportunities to continue to grow the loan portfolio.

PEYTON GREEN:  OK.

DENNIS HUDSON:  And by all that I mean, they’re growing the loan portfolio – and at a higher rate than it was growing prior to us combining with them — but it’s not anywhere near where the potential is over time.  But they are doing a great job in that market and we are very, very pleased with the results in an unbelievable market — and, as you’re well aware, there are very positive things happening everywhere in that market.  They are doing a great job.

PEYTON GREEN:  OK.  So if you looked at the $69 million in the last quarter period in loan growth that you all had, how much of it was related to your activity in Orlando?

DENNIS HUDSON:  Very little.  I mean, the net growth per month – I don’t know what the quarter number was.  Bill?

BILL HAHL:  Probably right at $10 million….Yes, $15 – $10 to $15 million for the quarter.

PEYTON GREEN:  OK.

DENNIS HUDSON:  So they have been growing the loan portfolio at around $5 million a month.

PEYTON GREEN:  OK.  And then on the deposit side, I mean excluding the seasonality that you all experienced, how much did their deposit base grow in the quarter?

BILL HAHL:  I don’t know, Peyton, you probably… let’s see our bank… I’m trying to think…Mike’s team is probably on the line screaming right now…we were…. About $10 million of the growth for the quarter was, let’s say, non-Century related deposits.  I think we (First National) were up $10 million.

PEYTON GREEN:  OK.  Great.  Thank you very much.

DENNIS HUDSON:  So the remainder was Century.

PEYTON GREEN:  Great quarter.

DENNIS HUDSON:  I guess to further elaborate, we think the loan opportunities in Orlando will be a great addition in ’06 and ’07 and beyond.

OPERATOR:  Are you ready for your next question, gentlemen?

DENNIS HUDSON:  Sure.

OPERATOR:  The next question is coming from Barry McCarver of Stephens, Inc.  Please go ahead.  Your line is live.

MATT ONEY (ph), STEPHENS, INC.:  Good morning, guys.

DENNIS HUDSON:  Morning.

MATT ONEY (ph):  This is actually Matt Oney (ph).  Barry couldn’t be on the call but most of our questions have been answered, except I wanted to ask you about your near-term securities portfolio strategy.  Obviously you guys have been letting that trickle down from the Century acquisition.  Could you give us an overview and touch on how much cash is coming out of the securities portfolio per month?  And is it the matter of not seeing any opportunities out there in terms of the yield and at what point would you look again to adding securities in terms of improved yields out there?

BILL HAHL:  To answer your question regarding cash flow per month, we are getting about $16 to $20 million returned per month.  Much of what we acquired with the Century acquisition was in floating rate investments and we had chosen – since the prospects looked pretty good that interest rates were going up – to not do anything dramatic in that sense right now.  Denny mentioned that maybe if we see the opportunity of the yield curve steepening, it may pay us to begin putting some monies out at the longer portion of the curve.  We haven’t gotten there yet, so we feel pretty comfortable right now maintaining where we are.  But you’re right — possibly in the future.  Also, we have our ALCO committee, and our ALCO model is being processed right now, and one of the things that we need to sit down and take a hard look at in the next week or two is how everything is coming together in terms of the total balance sheet.  We do have a lot of floating rate loans.  We have got a lot of short-term loans as well that are going to be paying off, as we mentioned.  Hopefully those are going to go back on as other short-term loans.  So we’ve got to look at the entire balance sheet, but right now we are not ready yet to make any kind of bets on where ….. or make longer term investments at this time.

DENNIS HUDSON:  And I think we made clear in the slides — if you go back and look on the website at the slides, the last several slides – it’s pretty clear that we’ve made some remarkable moves in the last 12 months to become more asset sensitive than we have typically been as a company.  And that’s why we have a capacity today to take on some longer term assets both in the investment and primarily, hopefully, in the loan portfolio at higher spreads and still maintain a very reasonable and balanced position with regard to interest rates.  So having said all that, I think it’s important that we make sure we take advantage of the situation we find ourselves in – which we are doing.

MATT ONEY (ph):  OK.  Great.  And last question – do you have a breakout of the margin by month?

DENNIS HUDSON:  By what?

MATT ONEY (ph):  By month.

BILL HAHL:  No.  I don’t have that right here.

DENNIS HUDSON:  (INAUDIBLE).

BILL HAHL:  No, I don’t – we haven’t published that.

MATT ONEY (ph):  That’s fine.  Thanks, guys.

DENNIS HUDSON:  Thank you.

OPERATOR:  The next question is coming from Justin Maurer of Lord Abbett.  Please go ahead.

JUSTIN MAURER, LORD ABBETT:  Morning, guys.

DENNIS HUDSON:  Morning.

BILL HAHL:  Morning.

JUSTIN MAURER:  Just a couple of follow-ups on the expense side.  You mentioned the $500,000 bonus and profit sharing accrual.  How much of that was catch-up just in the sense that earnings growth was better second quarter year-over-year over versus third?  So, I don’t know, how much of that was catch-up just to get you where you need to be year-to date?

BILL HAHL:  Well, the way our plan operates — and I understand where you are going — I guess your question is:  Had we known that we were going to produce the kind of earnings that we are producing, would we have accrued on a ratable basis?  Is that your question?

JUSTIN MAURER:  Yes.  And just a sense that …

BILL HAHL:  It was all catch-up.

JUSTIN MAURER:  Again, second quarter earnings growth is very strong as well, yet it seemed like there was a little bit of delay in doing the catch-up.  That’s all.

BILL HAHL:  Yes, you could make that argument.  Of course, we didn’t take it to our committee – our directors’ committee – until this quarter.

DENNIS HUDSON:  Well, you know, we had a lot of noise in the second quarter with the acquisition and all we can say at this point is that the majority of that number that we discussed was catch-up and that it will hit as well in the fourth quarter.

JUSTIN MAURER:  OK.

BILL HAHL:  Not an increase on a sequential basis, but we’ll see that same impact in the fourth quarter.

JUSTIN MAURER:  OK.  So the $500,000 plus or minus you think is going to be the fourth quarter as well.

DENNIS HUDSON:  Yes.  You have the same number, so we should see very little growth in total non-interest expenses related to that from the third to the fourth quarter

JUSTIN MAURER:  I follow you.  OK.  And then, secondly, just on the securities book, I think the average for the quarter was down about 4.5 percent.  Is that – how much of that is just run-off?  It doesn’t sound like a lot of that was run-off, if any, from Century’s assets.  Is that just cash-flow reinvested elsewhere?

DENNIS HUDSON:  You’re talking about a reduction in total investment?

JUSTIN MAURER:  Yes, it was down four percent sequentially.

BILL HAHL:  Yes.  On an average basis.

DENNIS HUDSON:  It was loan growth.

BILL HAHL:  Yes.  It was loan growth.  The securities portfolio is declining $16 to $20 million a month.

JUSTIN MAURER:  OK.

BILL HAHL:  We just allowed that to happen.

JUSTIN MAURER:  Yes.  OK.  That’s all I had.  Thanks.

BILL HAHL:  OK.  Thank you.

OPERATOR:  Once again, if you’d like to ask a question, please press star and the number one on your telephone keypad.  The next question is coming from William Sutton, Shareholder.  Please go ahead.

NO RESPONSE

DENNIS HUDSON:  Hello?

OPERATOR:  Mr. Sutton?  Mr. Sutton, your line is live.  Please pick up your handset if you’ve placed your line on mute.  Mr. Sutton?

DENNIS HUDSON:  Well, Bill, call us later.

OPERATOR:  Once again, ladies and gentlemen, if you would like to ask a question, please press star and then one on your telephone keypad at this time.  Please hold for one moment while we poll for questions.  Gentlemen, I am not showing any further questions from the phone lines at this time.

DENNIS HUDSON:  Thank you very much for your attendance today and we look forward to reporting our earnings after the first of the year — and it looks like it’ll be a great year.  Thank you very much.

OPERATOR:  This concludes today’s Seacoast Banking Corporation of Florida conference call.  You may now disconnect your lines.

END

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